Exhibit 10.30
Analog Devices, Inc. 2009 Executive Bonus Plan
     All executive officers and other senior management selected by the Chief Executive Officer will participate in the Executive Bonus Plan. Bonus payments under the Executive Bonus Plan are calculated and paid as follows:
     1. Each participant’s Fiscal 2009 Bonus Target is obtained by multiplying his or her Base Salary by his or her Individual Target Bonus Percentage:
•	Base Salary — the individual’s base pay during the applicable bonus period.

•	Individual Target Bonus Percentage — a percentage of the individual’s Base Salary, determined individually for each participant by the Compensation Committee and ranging from 50% to 160%.
     2. Each participant’s Fiscal 2009 Bonus Target is then multiplied by the Bonus Payout Factor. The Bonus Payout Factor is based on the Company’s operating profit before tax (OPBT) as a percentage of revenue for the applicable bonus period, which is adjustable by the Compensation Committee in its sole discretion to exclude special items, including but not limited to: restructuring-related expense, acquisition-related expense, gain or loss on disposition of businesses, non-recurring royalty payments, and other similar non-cash or non-recurring items. The Bonus Payout Factor can range from 0% to 300%.
     The Compensation Committee adopted the following Bonus Payout Factor table under the Executive Bonus Plan:

Company Performance
(OPBT/Revenue)	Bonus Payout Factor
12%	0%
22.5%	100%
31%	200%
36%	300%
     The Bonus Payout Factor is determined quarterly and is also used to determine the bonuses paid to all other employees of the Company under the Company’s 2009 Profit Sharing Plan for Employees.
     The product obtained by multiplying a participant’s Fiscal 2009 Bonus Target by the Bonus Payout Factor shall be the Fiscal 2009 Bonus Payment for each participant. Each participant’s Fiscal 2009 Bonus Payment can therefore be reduced to zero, or increased by up to three times his or her Fiscal 2009 Bonus Target.
     3. Each participant in the Executive Bonus Plan, other than Ray Stata and Jerald Fishman, is eligible for an additional Individual Payout Factor that can increase the calculated bonus payment by up to 30% based on superior business performance. Evidence of superior business performance will include, but is not limited to, overachievement of revenue and profitability goals, and achievement of non-financial results that contributed positively to the performance of the Company. At the end of fiscal year 2009, the Chief Executive Officer will review and assess the performance of each of the eligible participants with respect to his or her goals, and will provide his recommendations regarding each participant’s performance to the Compensation Committee. The Compensation Committee will then, in its discretion, determine whether there is superior performance justifying the application of an Individual Payout Factor.
     4. Fiscal 2009 Bonus Payments, if any, under the Executive Bonus Plan will be calculated at the end of each fiscal quarter and distributed after the first half and second half of fiscal year 2009. In the event that the Compensation Committee determines that a participant should receive an Individual Payout Factor, such amount would be distributed to the participant after the end of the fiscal year. Therefore, the distribution paid after the first half of fiscal year 2009 will be based only on paragraphs 1 and 2 above, while the distribution paid after the fiscal year end will be based on paragraphs 1 and 2 above and will also include any amount based on the application of the Individual Payout Factor as described in paragraph 3 above.